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                                                                   EXHIBIT 10.31

                          INTERNET CAPITAL GROUP [LOGO]


                                 July 18, 1997


Mr. Douglas Alexander
Reality OnLine
1000 Madison Avenue
Norristown, PA 19403-2342

Dear Doug:

     Upon further thought, additional conversations with you and recent developments at VerticalNet we think that it makes sense to revise our original offer extended to you on July 3, 1997.

     What follows is a summary of what would be expected of you as Managing Director of Internet Capital Group as well as your compensation. We believe this is an extraordinary opportunity for us to build our core management team and hope that you share our enthusiasm for the opportunities we are trying to capitalize on.

     It is expected that your day to day responsibilities with Internet Capital Group ("ICG") will be focused on working with and mentoring the management teams of ICG portfolio companies. In addition, as a Managing Director, your input and help will also play a critical role in the new investment process. It should be understood that like the companies we invest in, ICG is a very entrepreneurial and flat organization. As a result, you will find that your day to day tasks will vary greatly, and include far more than is outlined above.

     A good example of the type of projects which will occur from time to time currently exists at VerticalNet. Upon the acceptance of this offer, we would like you to be the Chairman and acting CEO of VerticalNet. Your preliminary responsibilities as acting CEO will be to aide the entrepreneurs in the tactical and strategic execution of the VerticalNet business model and to take the lead role in recruiting a full time CEO. At the conclusion of a successful CEO search you would remain Chairman and the ICG partner responsible for VerticalNet.

     Salary:
     ------

     . Internet Capital Group will pay you a base salary of $225,000 and a potential bonus of $100,000 a year. The parameters for the bonus will be outlined in ICG's 1998 plan. For 1997, Internet Capital Group will guarantee your bonus pro-rated for the actual number of months of your employment. For example, if your employment begins August 1st, your bonus will be 5/12 of $100,000 or $41,667.
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Mr. Douglas Alexander
July 18, 1997
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     Equity:
     ------

     . Internet Capital Group will grant you founders stock in the amount of two and half percent of the Company. These shares are priced at one penny and will vest over a five-year period unless an IPO occurs at which time it is likely they will fully vest.

     . VerticalNet: In addition to the options for one third percent of VerticalNet which have already been issued, you will receive additional options which will vest monthly over the first twelve months of your employment with Internet Capital Group bringing your total option package in VerticalNet to two percent of the company.

     Finally, if there is an ICG investment where we have the opportunity to personally invest, you will have the opportunity (on a pro-rata basis) to co-invest as well. We are proud to extend you this offer and look forward to working with you to capitalize on the unique opportunity that entrepreneurship and the Internet create.

Best personal regards,


/s/ Walter W. Buckley              /s/ Kenneth A. Fox
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Walter W. Buckley                  Kenneth A. Fox